Exhibit 10.10

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), dated as of November 2, 2020, between Arch Capital Group Ltd., a Bermuda corporation (the “Company”), and William Preston Hutchings (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of February 1, 2018 (the “Agreement”);

WHEREAS, the Company and the Executive wish to amend the terms and conditions of the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree to amend the Agreement as follows, effective as of November 2, 2020.

I.Clause (a) of the definition of “Good Reason” in SECTION 1.01 is amended to read in its entirety as follows:

“(a) assignment of duties or responsibilities to the Executive that are materially inconsistent with the duties or responsibilities normally assigned to a senior executive;”

II.SECTION 2.01. Employment is hereby amended to add the following sentence to the end of the paragraph:

After the expiration of the Employment Period hereunder, the Executive will continue in employment with the Company pursuant to the terms of the letter agreement attached as Exhibit A hereto.

III.SECTION 3.01 Position and Duties is amended by adding the following sentence after the first sentence thereof:

“Notwithstanding the foregoing, the Executive’s title, responsibilities, power and duties may be changed by the Company prior to the end of the Employment Period, consistent with the transition of his position to a successor.”

IV.SECTION 4.02 Bonuses is amended by adding the following sentence at the end thereof:

“For the avoidance of doubt, the Executive shall be eligible to participate in (i) the annual bonus plan set forth by the Board of Directors for the 2021 performance year, so long as the Executive is still employed by the Company as provided in Exhibit A hereto at the time the 2021 annual bonus is paid, and (ii) the Company’s Long Term Incentive and Share Award Plan, in each case, based on the Executive’s position and compensation level as Chief

Investment Officer of the Company.”

V.SECTION 5.01. Term is amended to read in its entirety as follows:

“SECTION 5.01. Term. The Employment Period shall in all events end on the Date of Termination, whenever occurring. For purposes of this Agreement, the “Date of Termination” shall mean the first to occur of the following: (a) December 31, 2021; (b) the six (6) month anniversary of the Company providing Notice of Termination (as defined below) without Cause to the Executive; (c) immediately upon the Company providing Notice of Termination for Cause to the Executive; (d) the six (6) month anniversary of the Executive providing Notice of Termination specifying his resignation for Good Reason to the Company;
(e) the six (6) month anniversary of the Executive providing Notice of Termination by the Executive without Good Reason to the Company; (f) the fifth (5th) day following the Company providing Notice of Termination to the Executive as a result of the Executive’s Permanent Disability; and (g) the date of Executive’s death. In the event that there are circumstances which would give rise to a termination by the Company for Cause, the Company may, in its sole and exclusive discretion, treat such termination as a termination without Cause. Effective the Date of Termination for any reason, the Executive shall resign from all positions and in all capacities with the Company and its Affiliates or from any other company or other Person with which the Executive is serving at the Company’s request.”

VI.SECTION 5.02 Resignation by the Executive Without Good Reason is deleted and replaced with the following: “SECTION 5.02 [intentionally omitted]”

VII.SECTION 5.04 Termination for Other Reasons is amended to extend its application to termination of the Employment Period for all reasons other than termination by the Company without Cause or by the Executive for Good Reason. As such, the language of such Section 5.04 preceding clause (a) thereof is deleted and replaced with the following:

“If the Employment Period shall be terminated other than as set forth in Section 5.03 above, the Executive (or his beneficiaries or estate, in the case of death) shall continue to”

VIII.Except as amended by this Amendment, all other terms and conditions of the Agreement will remain in full force and effect in accordance with its terms. This Amendment will be governed by the laws of Bermuda without regard to principles of conflict of laws thereof. This Amendment may be executed in counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first written above.

ARCH CAPITAL GROUP LTD.
By:	/s/ Francois Morin
Name:	Francois Morin
Title:	EVP, CFO

William Preston Hutchings

3

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first written above.

ARCH CAPITAL GROUP LTD.
By:
Name:
Title:

/s/ W. Preston Hutchings
William Preston Hutchings

EXHIBIT A

[ACGL Letterhead]

January 1, 2022

William Preston Hutchings [Address]

VIA EMAIL

Dear Preston:

I am pleased to confirm our offer of employment to you for the position of Senior Advisor, Arch Capital Group Ltd. (the “Company”). Confirming our discussions, your new employment terms will commence on January 1, 2022 and continue through December 31, 2022, unless terminated earlier by the Company for Cause (as defined in your Employment Agreement with the Company dated February 1, 2018, as amended (the “Employment Agreement”)) or due to your permanent disability or death. The term of such employment may be extended if mutually agreed in writing by you and the Company.

During the term of your employment under this letter agreement, you are expected to provide services to the Company on a part time basis working approximately 25 to 30 percent of a normal work week, as reasonably requested by the Company. You will receive a base salary at an annual rate of
$150,000 payable in semi‐monthly installments on the 15th and last working day of each month. You will be eligible to receive an annual performance bonus based upon the Company’s and your individual performance, as determined by the Board of Directors of the Company in its discretion. Your target bonus for performance year 2022 (payable in March 2023) will be 100% of your annual base salary set forth above ($150,000). Provided you continue to be employed by the Company through the date of grant, during February of 2022 you will also receive a one‐time grant of restricted common shares of the Company and/or options to purchase common shares of the Company having an aggregate value, as determined by the Company, of $150,000 on the grant date. However, you will not otherwise be eligible to participate in the Company’s Long Term Incentive and Share Award Plans (or any similar plan adopted by the Company) under which share‐based awards may be granted. All amounts of compensation paid to you shall be paid subject to applicable taxes and deductions.

You will continue to be eligible for coverage under the Company’s group medical, life insurance and disability insurance programs (subject, in each case, to the applicable plan documents). You will also be entitled to benefits under any plan or arrangement available generally for the employees of the Company (subject to the applicable plan documents).

Articles 6 through 12 of the Employment Agreement shall remain in effect in accordance with their terms during the term of your employment under this letter agreement and following any termination of your employment, except that the Noncompetition Period in Section 9.01 of the Employment Agreement shall end on the date you are no longer employed by the Company.

This letter agreement will be governed by the laws of Bermuda without regard to principles of conflict of laws thereof, and it will bind and inure to the benefit of the successors and assigns of the

Company. You may not assign your rights or delegate your obligations hereunder without the written consent of the Company. This letter agreement and the surviving provisions of the Employment Agreement constitute the entire agreement among the parties hereto relating to the subject matter hereof and supersede any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof. For the avoidance of doubt, in the event the Employment Period under the Employment Agreement terminates following the provision of notice of termination as set forth in any of Section 5.01(b) through (f) thereof or due to your death, this letter agreement shall have no force or effect.

Please acknowledge your acceptance of this offer by signing and returning this letter agreement to Jennifer Centrone.

Sincerely,

ARCH CAPITAL GROUP LTD.

Authorized Signer:
Title:

Signed and Agreed:

Name:
William Preston Hutchings

Date: